UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

981 Calle Amanecer

San Clemente, California 92673

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 361-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2004, BIOLASE Technology, Inc. (the “Company”) entered into a Binding Letter of Intent with Diodem LLC, a California limited liability company (“Diodem”). Pursuant to the Binding Letter of Intent, the Company has agreed to acquire all of the intellectual property portfolio of Diodem, consisting of eight U.S. and international patents. The acquisition will become effective upon the execution of a definitive agreement, which is expected to be completed in early January 2005.

The purchase price will consist of (a) $3.0 million in cash, (b) $4.5 million in common stock, valued at $11.06 per share (which represents the closing price of the Company’s common stock as quoted by the Nasdaq National Market on December 17, 2004), and (c) a warrant to purchase up to 81,037 shares of the Company’s common stock, which shall be exercisable for a five-year period at a strike price of $11.06 per share. The Company will not incur any royalty obligations on past or future sales of the Company’s products. As a result of the acquisition, Diodem will immediately withdraw its patent infringement claims against the Company which are currently pending before the U.S. District Court for the Central District of California.

The press release announcing execution of the Binding Letter of Intent is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description
99.1	Press Release dated December 20, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 22, 2004	BIOLASE TECHNOLOGY, INC.,
(Registrant)

	By:	/s/ John Hohener
John Hohener
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 20, 2004.

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